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                                                                   Exhibit 10.15






                              EMPLOYMENT AGREEMENT
                              --------------------

         This Agreement is made this 30th day of July, 1999, between WINSTON FURNITURE COMPANY OF ALABAMA, INC., an Alabama corporation (the "PURCHASER"), and PERRY B. MARTIN (the "EMPLOYEE").

                             PRELIMINARY STATEMENTS:

         A. This Agreement is being entered into in connection with the Stock Purchase Agreement, dated as of November 23, 1998, as amended (the "PURCHASE AGREEMENT"), whereby the Purchaser is purchasing all of the capital stock of MIAMI METAL PRODUCTS, INC., d/b/a POMPEII FURNITURE INDUSTRIES, a Florida corporation (the "COMPANY") and Industrial Mueblera Pompeii de Mexico, S.A. de C.V., a Mexican corporation ("IMP"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Purchase Agreement.

         B. The Employee serves as an executive officer of the Company.

         C. The Employee possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         D. The Purchaser recognizes that the Employee has contributed to the growth and success of the Company and desires to assure the Company of the Employee's continued employment following the consummation of the transactions contemplated by the Purchase Agreement and to compensate him therefor.

         E. The Purchaser has determined that this Agreement will reinforce and encourage the Employee's continued attention and dedication to the Company.

         F. The Employee is willing to make his services available to the Company on the terms and subject to the conditions hereinafter set forth.

                                   AGREEMENT:

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. INTERPRETATION OF THIS AGREEMENT.

     (a) TERMS DEFINED. As used herein, the following terms when used in this Agreement have the meanings set forth below:

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "BASE SALARY" shall have the meaning given to it under ss.2(b) of this Agreement.


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         "CAUSE" means (i) the commission of any act by the Employee constituting financial dishonesty against the Company (which act would be indictable as a felony under applicable law), (ii) the conviction by the Employee of a felony which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to adversely affect in a material respect the Company's reputation with its customers, suppliers or employees, (iii) the repeated failure by the Employee to follow the reasonable written directives of the Management of the Company, or (iv) (A) any breach by the Employee of ss.ss.6(e), 6(f) or 6(g) of the Purchase Agreement (as determined by a final nonappealable order of a court of competent jurisdiction), or (B) any breach by the Employee of any of the material terms of this Agreement (including without limitation ss.ss.3, 4, 5, 6, 7 or 8 hereof) which is not cured within seven calendar days after a notice referred to in the second sentence of ss.2(a) below is provided to the Employee.

         "COMPANY" has the meaning given to it in the preface above.


         "COMPANY INFORMATION" means Confidential Information and Trade Secrets.


         "CONFIDENTIAL INFORMATION" means confidential data and confidential information relating to the business of the Parent, the Purchaser, and their respective Subsidiaries and Affiliates (including the Company and IMP) (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his employment with the Company, which is not generally known to the competitors of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP) and which
(a) derives economic value, actual or potential to the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP), from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information does not include any data or information that (i) has been voluntarily disclosed to the general public by the Parent, the Purchaser and their respective Subsidiaries or Affiliates, (ii) has been independently developed and disclosed to the general public by others, or
(iii) otherwise enters the public domain through lawful means.


         "DISABILITY" means the Employee's inability to perform his normal duties for any 90 consecutive calendar day period or any 90 business days (whether or not consecutive) during any 365 calendar day period.


         "EMPLOYMENT PERIOD" shall have the meaning given to it in ss.2(a) hereof.


         "EMPLOYEE" shall have the meaning given to it in the first sentence of this Agreement.


         "IMP" has the meaning given to it in the preface above.


         "MANAGEMENT OF THE COMPANY" means the Chief Executive Officer and the President of the Company.






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         "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the business, financial condition or results of operations of the Company.


         "PARENT" means WinsLoew Furniture, Inc., a Florida corporation.


         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).


         "PURCHASE AGREEMENT" has the meaning given to it in the preface above.


         "PURCHASER" shall have the meaning given to it in the first sentence of this Agreement.


         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.


         "TERM" shall have the meaning given to it in ss.2(a) hereof.


         "TRADE SECRETS" means information of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP) including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.


         (b) INTERPRETATION. The words "HEREIN," "HEREOF," "HEREUNDER" and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.


         2. EMPLOYMENT.


         (a) Duration. The Purchaser agrees to employ the Employee and the Employee accepts such employment for the period (the "EMPLOYMENT PERIOD") beginning on the date hereof and ending upon the first to occur of (i) the third anniversary of the date hereof (the "TERM"), (ii) the Employee's voluntary resignation, (iii) the date on which the Employee's employment is terminated for Cause, (iv) the date on which the Management of the Company or the Purchaser determines, in its sole




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discretion, that the Employee's employment is no longer in the best interest of the Company (in which latter event, the Employee will be entitled to severance pay as described in ss. 2(d) below) (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as "TERMINATION WITHOUT CAUSE"), (v) the Employee's death, or (vi) the Employee's Disability. In the event that the Purchaser shall determine to terminate the Employee's employment for Cause, the Purchaser shall provide the Employee with a notice stating that it has made a preliminary determination to do so and setting forth a statement of the reason or reasons therefor. The Employee shall be afforded an opportunity to meet with and be heard by the Purchaser within seven calendar days after notice of such preliminary determination is provided to the Employee by the Purchaser. During such seven calendar day period, the Employee shall be on paid leave of absence from his duties to the Company and he will, during such time, refrain from physically appearing at any of the premises or facilities of the Parent, the Purchaser and their respective Subsidiaries and Affiliates. The Purchaser shall be entitled to cause a termination for Cause for the reason specified in such notice to become effective at any time following the expiration of such seven day period by providing the Employee with notice to such effect. Except in the case of death, resignation or termination for Cause, termination will not be effective until 30 days after the Purchaser has given written notice to the Employee of such termination. The Employee agrees to give the Purchaser at least 90 days prior written notice of his resignation.

         (b) Salary and Benefits. During the Employment Period, the Purchaser will pay or cause the Company to pay the Employee a base salary at the rate of $125,000 per annum ("BASE SALARY"), payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary of the Employee will be reviewed on an annual basis by the Management of the Company for possible increases therein. In addition to the Base Salary payable to Employee pursuant to this ss.2(b), the Employee will be entitled to the following benefits during the Employment Period, unless otherwise altered by the Management of the Company:


    (i) the Employee will be entitled to participate in all medical and hospitalization, group life insurance, and any and all other fringe benefit plans as are presently and hereinafter provided by the Company to its Employees; PROVIDED, HOWEVER, the Employee may elect to receive the amount Purchaser would have paid or caused the Company to pay for such medical and hospitalization insurance in lieu of receiving such coverages.

    (ii) the Employee will be entitled to a maximum of two weeks vacation each year with salary; PROVIDED, HOWEVER, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Management of the Company have a Material Adverse Effect; and

    (iii) the Employee will be entitled to reimbursement for reasonable business expenses incurred by the Employee (subject to submission of reasonable substantiation by the Employee).

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         (c) Services. During the Employment Period, the Employee will serve as
Vice President Contract Sales of the Company and will render such services of an executive and administrative character (consistent with the types of services generally rendered by the senior executive officers of the Parent, the Purchaser and their respective Subsidiaries and Affiliates) to the Company as the Management of the Company may from time to time reasonably direct. The Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company. The Employee shall not, without his consent, be required to perform his services hereunder from any location outside of Miami-Dade county (except for reasonable travel in connection with the business of the Company and its Affiliates).

         (d) Severance Pay. In the event that the Employee's employment is terminated by the Management of the Company or the Purchaser without Cause pursuant to ss.2(a)(iv) above, the Purchaser will pay or will cause the Company to pay to the Employee all amounts due to the Employee as Base Salary pursuant to ss.2(b) above for the balance of the Term remaining after the date on which the Employee's employment is terminated pursuant to ss.2(a)(iv) hereof, in installments on the payment dates on which such Base Salary would have been paid if the Employment Period had continued for the Term.

         3. NONDISCLOSURE. While employed by the Purchaser and during the periods described in the second to last sentence of this ss.3 the Employee (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will protect the Company Information from disclosure and will in no event knowingly take any action causing, or knowingly fail to take any action necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by or reasonably related to the Employee's duties in the course of his employment by the Purchaser, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Purchaser, which may be withheld in the Purchaser's absolute discretion. The provisions of this ss.3 shall survive the termination of the Employee's employment (i) for a period of five years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law. In the event of any inconsistency between the provisions of this ss.3 and the provisions of ss.6(g) the Purchase Agreement, the provisions of this Agreement shall be controlling.

         4. BOOKS AND RECORDS. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP) (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the respective Person and shall not be copied, duplicated, replicated, transformed, modified or removed from the



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premises of the Person except pursuant to the business of the Person and shall be returned immediately to the Person on termination of the Employee's employment hereunder or on the Purchaser's or the Company's written request at any time.

         5. INVENTIONS AND PATENTS. The Employee agrees that all inventions, innovations or improvements in the method of conducting the business of the Parent, the Purchaser or any of their respective Subsidiaries and Affiliates (including the Company and IMP) (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Purchaser belong to the Purchaser. The Employee will promptly disclose such inventions, innovations or improvements to the Management of the Company and will, at the Company's expense, perform all actions reasonably requested by the Management of the Company to establish and confirm such ownership.

         6. OTHER BUSINESSES. During the Employment Period, the Employee agrees that he will not, except with the express written consent of the Management of the Company (which shall not be unreasonably withheld), become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP). During such period, the Employee will also devote substantially all of his business time and effort to the business of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP). At Closing, the Company agrees to execute and deliver to the Employee the Consent attached heretob as Exhibit A.

         7. NONCOMPETITION. During the Employment Period and for a period of the longer of (a) five years from and after the date of this Agreement or (b) two years following the termination of Employee's employment for any reason, Employee expressly covenants and agrees that he will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP), whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the manufacture of high-end metal-frame furniture for residential and hospitality industries in all markets in which the Company and IMP currently sell their products (the "RESTRICTED AREA"). The Employee agrees that the covenant provided for in this ss.7 is reasonable and necessary in terms of time, activity and territory to protect the Purchaser's interest as a buyer of Business and in protecting the Trade Secrets. The Employee further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Purchaser's other legitimate business interests, which include its interests in protecting the Company's and IMP's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the Restricted Area and
(iii) customer goodwill associated with the ongoing business of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP). The Employee expressly authorizes the enforcement of the covenants provided for in this ss.7 by (A) the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the



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Company and IMP), (B) the Purchaser's permitted assigns and (C) any successors to the Company's business. To the extent that the covenant provided for in this ss.7 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

         8. NON-SOLICITATION.

                  (a) During the Employment Period and for a period of the longer of (a) five years from and after the date of this Agreement or (b) two years following the termination of Employee's employment for any reason, the Employee shall not directly or indirectly for himself or on behalf of any Person induce or attempt to induce any customer, supplier, licensee or other Person with whom the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP) has a business relationship to cease doing business with the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP), or interfere, in any way which could reasonably be expected to have a Material Adverse Effect, with the relationship between any such customer, supplier, licensee or other Person and the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP).

                  (b) During the Employment Period and for a period of the longer of (a) five years from and after the date of this Agreement or (b) two years following the termination of Employee's employment for any reason, the Employee expressly covenants and agrees that he will not, directly or indirectly, solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP), any employee of the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP) or encourage any such employee to leave his or her employment with the Parent, the Purchaser and their respective Subsidiaries and Affiliates (including the Company and IMP). To the extent that the covenant provided for in this ss.8(b) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

         9. NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:




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         If to the Employee:

                  Perry B. Martin
                  2717 Edgewater Court
                  Weston, Florida 33332
                  Facsimile: (954) 349-9119

         With copies to (which shall not constitute notice to the Employee):

                  Stephen H. Cypen, Esq.
                  Cypen & Cypen
                  P.O. Box 402099
                  825 Arthur Godfrey Road
                  Miami Beach, Florida 33140-0099
                  Facsimile: (305) 535-0050

                  Samuel C. Ullman, Esq.
                  Steel Hector & Davis
                  200 South Biscayne Boulevard
                  Suite 4000
                  Miami, Florida 33131-2310
                  Facsimile: (305) 577-7001

         If to the Purchaser:

                  Bobby Tesney
                  WinsLoew Furniture, Inc.
                  160 Village Street
                  Birmingham, Alabama 35242
                  Facsimile: (205) 408-7028

Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         10. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.





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         11. COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         12. COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

         13. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee and the Purchaser and their respective successors and assigns (and, in the case of the Employee, heirs and personal representatives), except that Employee may not assign any of his rights or delegate any of his obligations hereunder.

         14. DAMAGES. Nothing contained herein shall be construed to prevent either party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs, fees (including reasonable trial and appellate attorneys' fees) and expenses of the other party.

         15. EQUITABLE REMEDIES. The Employee acknowledges and agrees that the Purchaser would not have an adequate remedy at law in the event any of the provisions of ss.ss.3, 4, 5, 6, 7 or 8 of this Agreement are breached. Accordingly, the Employee agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of ss.ss.3, 4, 5, 6, 7 or 8 of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it.

         16. CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the County of Miami-Dade, State of Florida in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of himself or itself and on behalf of such party's successor's and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The parties further agree that the service of any process or summons required by any such court upon a party's counsel in accordance with the provisions of Section 9 hereof shall




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constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court; provided, however, that for purposes of service upon the Employee, service shall be made of Stephen H. Cypen, Esq.

         17. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

         18. AMENDMENTS AND WAIVERS. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto.

         19. BUSINESS DAYS. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

         20. NO THIRD PARTY BENEFICIARY. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                               WINSTON FURNITURE COMPANY OF
                               ALABAMA, INC.




                               By: /s/ Stephen C. Hess
                                   --------------------------------------
                                       Stephen C. Hess, President



                               /s/ Perry B. Martin
                               -----------------------------------------
                               PERRY B. MARTIN




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                                   EXHIBIT A

                                    CONSENT